Exhibit 1.2

                                  $175,000,000
                              THE MONEY STORE INC.

               The Money Store Home Improvement Loan Certificates,
                                  Series 1997-I

                                PRICING AGREEMENT
                                                                March 25, 1997

Lehman Brothers Inc.
 as representative of the several Underwriters
Three World Financial Center
New York, New York 10285

Ladies and Gentlemen:

          Reference is made to the Underwriting Agreement, dated March 25, 1997 (the "Underwriting Agreement"), relating to $175,000,000 aggregate principal amount of The Money Store Home Improvement Loan Certificates, Series 1997-I, Class A-1, Class A-2, Class A-3, Class M-1, Class M-2, Class B-1 and Class B-2, (collectively, the "Certificates"). Pursuant to the Underwriting Agreement, The Money Store Inc. (the "Company") agrees with Lehman Brothers Inc., as representative of the Underwriters, that the Initial Class Certificate Balance, the Pass-Through Rates, the price to public and the Underwriter's discount shall be as follows:




           Initial Class  Pass-                                     Proceeds to
Class       Certificate   Through                     Underwriting  Originators
            Balance       Rate     Price to Public(1) Discount         (1)(2)

Class A-1  $48,000,000   6.580%      99.99809%         0.255%        99.74809%
Class A-2   53,700,000   6.810%      99.99215%         0.350%        99.64215%
Class A-3   19,487,000   7.025%      99.98333%         0.450%        99.53333%
Class M-1   25,375,000   7.410%      99.97125%         0.500%        99.47125%
Class M-2   12,250,000   8.070%      99.97407%         0.550%        99.42407%
Class B-1    9,625,000   7.510%      99.99464%         0.650%        99.34464%
Class B-2    6,563,000   8.095%      99.97169%         0.725%        99.24669%
                ------------
Total:    $175,000,000
                                   $174,978,773.64   $  700,035.75
                                    ==============      ===========


(1) Plus, for each Certificate accrued interest at the applicable Pass-Through Rate from March 1, 1997 to, but not including, the Closing Date.

(2)      Before deducting expenses payable by the Company.



          The Certificates will be offered by the Underwriters to the public subject to the concessions and discounts set forth in the Prospectus.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Underwriter and the Company in accordance with its terms.

                                            Very truly yours,

                                            THE MONEY STORE INC.


                                            By:---------------------------
                                                    Morton Dear
                                                    Executive Vice President

CONFIRMED AND ACCEPTED, as of
the date first above written:

LEHMAN BROTHERS INC.


By: ---------------------------
    Name:
    Title:

Acting on behalf of itself
and as the representative
of the Underwriters.